EXHIBIT 99.1

T-Mobile US Reports First Quarter 2015 Results
Strong Start to the Year with 1 Million Postpaid Phone Net Adds and Record Low Churn

First Quarter 2015 Highlights:

•	Continued subscriber momentum and record low churn for the fastest growing wireless company in America:

◦	1.8 million total net adds - 8th consecutive quarter over 1 million

◦	1.1 million branded postpaid net adds - 3rd consecutive quarter over 1 million

◦	1.0 million branded postpaid phone net adds - expect to capture all of industry postpaid phone growth in 1Q15

◦	Best-ever branded postpaid phone churn of 1.30%, down 43 bps QoQ and 17 bps YoY

•	Strong financial performance with expected industry-leading growth in revenues and Adjusted EBITDA:

◦	Service revenues of $5.8 billion, up 9.0% YoY

◦	Total revenues of $7.8 billion, up 13.1% YoY

◦	Adjusted EBITDA of $1.4 billion, up 27.6% YoY, even with investment in customer growth

▪	Adjusted EBITDA margin of 24%, up from 20% in 1Q14

•	Continued expansion of the nation’s fastest 4G LTE network:

◦	275 million 4G LTE POPs at end of 1Q15 - targeting 300 million by year-end 2015

◦	157 Wideband LTE market areas - more than 200 market areas targeted by year-end 2015

◦	700 MHz A-Block spectrum already deployed in 55 market areas

•	Raising subscriber outlook for 2015 while maintaining Adjusted EBITDA target:

◦	Guidance range for branded postpaid net adds increased to 3.0 to 3.5 million

◦	Maintaining target of $6.8 to $7.2 billion of Adjusted EBITDA

◦	Maintaining target of $4.4 to $4.7 billion of cash capex

BELLEVUE, Wash. - April 28, 2015 - T-Mobile US, Inc. (NYSE: TMUS) today reported first quarter 2015 results reflecting strong momentum and industry-leading growth. The Company again outperformed the competition in both subscriber and financial growth metrics.

“We’ve had eight consecutive quarters with more than one million total net customer additions proving that customers want value,” said John Legere, President and CEO of T-Mobile. “We expect to once again capture all of the industry’s postpaid phone growth in Q1 and we’ve done it while delivering an all-time record low 1.3% churn. #WeWon’tStop.”

Un-Carrier Delivering Results
Since launching Un-carrier™ in 2013, T-Mobile has disrupted the wireless industry with innovations such as No Annual Service Contracts, equipment installment plans, the JUMP! ® device upgrade program, free international data roaming, Contract Freedom™, T-Mobile Test Drive™, Music Freedom™, Wi-Fi Un-leashed, and Data Stash™. In the first quarter of 2015, the Company again expanded the Un-carrier lineup with:

•
Un-carrier 9.0: Business Un-leashed: T-Mobile introduced a set of simple, transparent, and affordable rate plans that provide all business customers with unlimited talk and text, and 1GB of 4G LTE data. Additional data can either be purchased on a per line or pooled basis. T-Mobile is also partnering with GoDaddy and Microsoft Office 365 to provide a valuable array of mobile business tools free of charge, as well as extending a benefit to families with Business Family Discounts by counting a company-paid line as the first line on a family’s Simple Choice™ account.

•
The Un-contract™: The Un-contract initiative is a guarantee to all Simple Choice customers that their rates will never increase as long as they remain a customer, even for those on promotional plans. Unlimited 4G LTE rate plans are guaranteed for a minimum of two years.

•	Carrier Freedom™: The Company will pay off outstanding device payments of up to $650 per line for up to 10 lines when customers switch to T-Mobile.

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

Operational and Financial Highlights for the First Quarter 2015
T-Mobile continues to deliver strong customer growth and ended the first quarter of 2015 with 56.8 million total customers. In the first quarter of 2015, T-Mobile added 1.8 million net new customers, marking the eighth consecutive quarter that the Company has generated more than one million net customer additions.

In the first quarter of 2015, branded postpaid net customer additions were 1.1 million, including 991,000 phone net customer additions - expected to be the highest in the U.S. wireless industry once again - and 134,000 mobile broadband net customer additions.

Branded postpaid phone churn was 1.30% in the first quarter of 2015, down 17 basis points year-over-year and 43 basis points sequentially. The year-over-year improvement in churn reflects ongoing improvements in the Company’s network, customer service, and the overall value of its offerings in the marketplace, resulting in increased customer satisfaction and loyalty. The sequential improvement was due to seasonal factors as well as a reduction in competitive activity compared to the fourth quarter of 2014.

T-Mobile’s branded prepaid net customer additions were 73,000 in the first quarter of 2015. The lower level of branded prepaid net additions in the quarter was driven by increased migrations from prepaid to postpaid, increased competitive activity in the marketplace, and an atypical tax refund season. Branded prepaid to branded postpaid migrations were 195,000 in the first quarter of 2015.

Branded prepaid churn was 4.62% in the first quarter of 2015, down 77 basis points sequentially and up 28 basis points year-over-year.

Total device sales, including both branded postpaid and prepaid customers, were 8.8 million units in the first quarter of 2015, of which total smartphone sales were 8.0 million units.

In addition to strong customer growth, T-Mobile delivered outstanding financial results. In the first quarter of 2015, the Company is expected to again report the fastest year-over-year revenue growth in the industry for both service and total revenues. Service revenues for the first quarter of 2015 grew by 9.0% year-over-year, primarily due to rapid growth in the Company’s customer base, partially offset by lower branded postpaid phone Average Revenue per User (ARPU) and the non-cash net revenue deferral for Data Stash. On a sequential basis, service revenues declined by 0.9% primarily due to the impact of Data Stash. Excluding the impact of Data Stash, service revenues in the first quarter of 2015 increased 0.9% sequentially and 11.0% year-over-year.

T-Mobile’s total revenues for the first quarter of 2015 grew by 13.1% year-over-year due to continued growth in equipment sales revenues and service revenues. On a sequential basis, total revenues decreased by 4.6% due to lower equipment sales revenues compared to strong holiday season sales in the fourth quarter of 2014.

Branded postpaid Average Billings per User (ABPU) was $60.94 in the first quarter of 2015, down 1.4% sequentially and up 2.4% year-over-year. Excluding the impact of Data Stash, branded postpaid ABPU in the first quarter of 2015 increased 0.6% sequentially and 4.5% year-over-year.

Branded postpaid phone ARPU decreased sequentially by 3.8% to $46.43, driven primarily by the net revenue deferral for Data Stash and dilution resulting from promotional activities targeting families, including the “4 for $100” offer. Excluding the impact of Data Stash, branded postpaid phone ARPU in the first quarter of 2015 declined by 1.2% sequentially and 5.5% year-over-year. Branded prepaid ARPU increased by 4.8% year-over-year and 0.8% sequentially to $37.81.

Branded postpaid Average Revenue per Account (ARPA) was $108.04 in the first quarter of 2015, down 0.9% year-over-year and 1.7% sequentially. Excluding the impact from Data Stash, branded postpaid ARPA in the first quarter of 2015 increased 1.1% sequentially and 1.9% year-over-year. Branded postpaid Average Billings per Account (ABPA) amounted to a record $145.03 in the first quarter of 2015, an increase of 11.8% year-over-year and 0.9% sequentially. The increase in ABPA was primarily due to growth in EIP billings as well as an increase in the number of branded postpaid customers per account.

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

Adjusted EBITDA for the first quarter of 2015 was $1.388 billion, up 27.6% year-over-year and down 20.7% sequentially. Year-over-year, the increase was primarily due to higher branded postpaid and prepaid revenues from growth in the customer base. Sequentially, the decline in Adjusted EBITDA was primarily due to the impact from Data Stash as well as strategic investments in growth in the early part of 2015, consistent with the Company’s previously announced intentions. The non-cash revenue deferral for Data Stash reduced Adjusted EBITDA by $112 million in the first quarter of 2015. The revenue deferral for the initial 10GB allotment per qualifying customer from Data Stash is expected to fully reverse itself during 2015. The Adjusted EBITDA margin was 24% for the first quarter of 2015, up from 20% in the first quarter of 2014.

T-Mobile made strategic investments in growth in the first quarter of 2015 resulting in a loss per share of $(0.09) in the first quarter of 2015 compared to a loss per share of $(0.19) in the first quarter of 2014. T-Mobile expects earnings per share to be positive in all the remaining quarters and full-year 2015.

Network Expansion and Capital Expenditures
T-Mobile’s 4G LTE network - America’s Fastest - covered 275 million people at the end of the first quarter of 2015 and the Company is targeting coverage of 300 million people by year-end 2015. T-Mobile is rapidly deploying Wideband LTE, while at the same time rolling out 4G LTE on its 700 MHz A-Block and 1900 MHz PCS spectrum. Wideband LTE is currently available in 157 market areas and is now expected to be available in more than 200 market areas by year-end 2015. The Company continues to deploy its 700 MHz A-Block spectrum with major market launches in Houston, Dallas, Philadelphia, Tampa, San Antonio, and Detroit so far in 2015, bringing the total to 55 market areas.

Cash capital expenditures reflect T-Mobile’s continued investment in the expansion of its 4G LTE network. In the first quarter of 2015, cash capital expenditures were $982 million, down from $1.3 billion in the fourth quarter of 2014 and up from $947 million in the first quarter of 2014.

In January 2015, the FCC announced that T-Mobile was the winning bidder for AWS-3 spectrum licenses covering approximately 97 million people for an aggregate bid price of $1.8 billion. T-Mobile paid the FCC $1.4 billion for the AWS-3 spectrum licenses in February 2015, which was net of the $0.4 billion deposit paid to the FCC in October 2014. T-Mobile received the AWS-3 spectrum licenses early in the second quarter of 2015.

MetroPCS Combination
The MetroPCS customer base continues to rapidly migrate off the legacy CDMA network. Currently, less than 500,000 customers remain on the MetroPCS CDMA network. Approximately 80% of the MetroPCS spectrum had been re-farmed and integrated into the T-Mobile network at the end of the first quarter of 2015.

In the first quarter of 2015, T-Mobile decommissioned the CDMA portion of the MetroPCS networks in Atlanta and the Detroit metro area, bringing the overall total to 8 market shutdowns so far, with only 3 major markets left. Total decommissioning costs for CDMA network shutdowns amounted to $128 million in the first quarter of 2015. The Company expects to decommission all the remaining CDMA markets in 2015, and expects to incur additional network decommissioning costs in the range of $375 to $475 million with substantially all the costs to be recognized in 2015.

2015 Outlook Guidance
T-Mobile expects to drive further customer momentum while delivering strong growth in Adjusted EBITDA. With the success of its Simple Choice plan and the continued evolution of the Un-carrier strategy, branded postpaid net customer additions for 2015 are now expected to be between 3.0 and 3.5 million, an increase from the previous guidance of 2.2 and 3.2 million.

For the full-year of 2015, T-Mobile expects Adjusted EBITDA to be in the range of $6.8 to $7.2 billion, unchanged from previous guidance despite the increase in branded postpaid net customer additions guidance.

Cash capital expenditures for 2015 are expected to be in the range of $4.4 to $4.7 billion, also unchanged from previous guidance.

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

Quarterly Financial Results
For more details on T-Mobile’s first quarter 2015 financial results, including the Investor Factbook with detailed financial tables and reconciliations of certain non-GAAP measures disclosed in this release to the most comparable measures under GAAP, please visit T-Mobile US, Inc.'s Investor Relations website at http://investor.T-Mobile.com.

T-Mobile Social Media
Investors and others should note that the Company announces material financial and operational information to its investors using its investor relations website, press releases, SEC filings and public conference calls and webcasts. The Company also intends to use the Twitter accounts @TMobileIR and @JohnLegere, which Mr. Legere also uses as a means for personal communications and observations, as means of disclosing information about the Company and its services and for complying with its disclosure obligations under Regulation FD. The information we post through these social media channels may be deemed material. Accordingly, investors should monitor these social media channels in addition to following the Company’s press releases, SEC filings and public conference calls and webcasts. The social media channels that the Company intends to use as a means of disclosing the information described above may be updated from time to time as listed on the Company’s investor relations website.

About T-Mobile US, Inc.:
As America's Un-carrier, T-Mobile US, Inc. (NYSE: TMUS) is redefining the way consumers and businesses buy wireless services through leading product and service innovation. The Company's advanced nationwide 4G LTE network delivers outstanding wireless experiences to approximately 57 million customers who are unwilling to compromise on quality and value. Based in Bellevue, Washington, T-Mobile US provides services through its subsidiaries and operates its flagship brands, T-Mobile and MetroPCS. For more information, please visit http://www.t-mobile.com.

First Quarter 2015 Earnings Conference Call

T-Mobile US, Inc. will host a conference call to discuss its financial and operational results for the first quarter 2015:

T-Mobile Conference Call Information:
Date:	Tuesday, April 28, 2015
Time:	10:00 a.m. (EST)
Call-in Numbers:	800-432-9830
International:	719-234-7318
Participant Passcode:	8308615

Please plan on accessing the conference call ten minutes prior to the scheduled start time. The earnings call will be broadcast via the Company's Investor Relations website at http://investor.t-mobile.com, and an embedded livestream video on Twitter handle @TMobileIR.

T-Mobile will also take questions via text using 313131 using the keyword TMUS followed by a space or directed at the Twitter handle @TMobileIR, using #TMUSearnings.

A replay of the conference call will be available for two weeks starting shortly after the call concludes and can be accessed by dialing 888-203-1112 (toll free) or 719-457-0820 (international). The passcode required to listen to the replay is 8308615.

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

Forward-Looking Statements
This news release includes "forward-looking statements" within the meaning of the U.S. federal securities laws. Any statements made herein that are not statements of historical fact, including statements about T-Mobile US, Inc.'s plans, outlook, beliefs, opinion, projections, guidance, strategy, integration of MetroPCS, expected network modernization and other advancements, are forward-looking statements. Generally, forward-looking statements may be identified by words such as "anticipate," "expect," "suggests," "plan," “project,” "believe," "intend," "estimates," "targets," "views," "may," "will," "forecast," and other similar expressions. The forward-looking statements speak only as of the date made, are based on current assumptions and expectations, and involve a number of risks and uncertainties. Important factors that could affect future results and cause those results to differ materially from those expressed in the forward-looking statements include, among others, the following: our ability to compete in the highly competitive U.S. wireless telecommunications industry; adverse conditions in the U.S. and international economies and markets; significant capital commitments and the capital expenditures required to effect our business plan; our ability to adapt to future changes in technology, enhance existing offerings, and introduce new offerings to address customers' changing demands; changes in legal and regulatory requirements, including any change or increase in restrictions on our ability to operate our network; our ability to successfully maintain and improve our network, and the possibility of incurring additional costs in doing so; major equipment failures; severe weather conditions or other force majeure events; and other risks described in our filings with the Securities and Exchange Commission, including those described in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 19, 2015. You should not place undue reliance on these forward-looking statements. We do not undertake to update forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Press Contact:	Investor Relations Contact:
Media Relations	Nils Paellmann
T-Mobile US, Inc.	T-Mobile US, Inc.
mediarelations@t-mobile.com	877-281-TMUS or 212-358-3210
http://newsroom.t-mobile.com	investor.relations@t-mobile.com
http://investor.t-mobile.com

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

T-MOBILE US, Inc.
Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures
(Unaudited)

This Press Release includes non-GAAP financial measures. The non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information provided in accordance with GAAP. T-Mobile believes the non-GAAP financial measures facilitate key operating performance comparisons with other companies in the wireless industry to provide management, investors, and analysts with useful information to assess and evaluate past performance and assist in forecasting future performance. Reconciliations for the non-GAAP financial measures to the most directly comparable GAAP financial measures are provided below.

Adjusted EBITDA is reconciled to net income (loss) as follows:

(in millions)	Q1 2014	Q2 2014	Q3 2014	Q4 2014	Q1 2015
Net income (loss)	$(151)	$391	$(94)	$101	$(63)
Adjustments:
Interest expense to affiliates	18	85	83	92	64
Interest expense	276	271	260	266	261
Interest income	(75)	(83)	(97)	(104)	(112)
Other expense (income), net	6	12	14	(21)	8
Income tax expense (benefit)	(102)	286	(117)	99	(41)
Operating income (loss)	(28)	962	49	433	117
Depreciation and amortization	1,055	1,129	1,138	1,090	1,087
Cost of MetroPCS business combination	12	22	97	168	128
Stock-based compensation (1)	49	63	45	54	56
Gains on disposal of spectrum licenses (1)	—	(731)	11	—	—
Other, net (1)	—	6	6	6	—
Adjusted EBITDA	$1,088	$1,451	$1,346	$1,751	$1,388

(1)
Stock-based compensation includes tax impacts and may not agree to stock based compensation expense in the consolidated financial statements. Gains on disposal of spectrum licenses and Other, net transactions may not agree in total to the Gains on disposal of spectrum licenses and Other, net in the Condensed Consolidated Statements of Comprehensive Income (Loss) primarily due to certain routine operating activities, such as insignificant or routine spectrum license exchanges that would be expected to reoccur, and are therefore included in Adjusted EBITDA.

Adjusted EBITDA - Earnings before interest expense (net of interest income), tax, depreciation, amortization, stock-based compensation and expenses not reflective of T-Mobile's ongoing operating performance. Adjusted EBITDA margin is Adjusted EBITDA divided by service revenues. Adjusted EBITDA is a non-GAAP financial measure utilized by T-Mobile's management to monitor the financial performance of its operations. T-Mobile uses Adjusted EBITDA internally as a metric to evaluate and compensate its personnel and management for their performance, and as a benchmark to evaluate T-Mobile's operating performance in comparison to its competitors. Management also uses Adjusted EBITDA to measure its ability to provide cash flows to meet future debt service, capital expenditures and working capital requirements, and to fund future growth. T-Mobile believes analysts and investors use Adjusted EBITDA as a supplemental measure to evaluate overall operating performance and facilitate comparisons with other wireless communications companies. Adjusted EBITDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for income from operations, net income, or any other measure of financial performance reported in accordance with GAAP. The reconciliation of Adjusted EBITDA to net income (loss) is detailed in the Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures schedule.

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

T-Mobile US, Inc.
Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures (continued)
(Unaudited)

The following tables illustrate the calculation of ARPA and ABPA and reconcile these measures to the related service revenues, which we consider to be the most directly comparable GAAP financial measure to ARPA and ABPA:

(in millions, except average number of accounts, ARPA and ABPA)	Q1 2014	Q2 2014	Q3 2014	Q4 2014	Q1 2015
Calculation of Branded Postpaid ARPA
Branded postpaid service revenues	$3,447	$3,511	$3,670	$3,764	$3,774
Divided by: Average number of branded postpaid accounts (in thousands) and number of months in period	10,543	10,928	11,141	11,421	11,645
Branded postpaid ARPA	$108.97	$107.11	$109.80	$109.87	$108.04

Calculation of Branded Postpaid ABPA
Branded postpaid service revenues	$3,447	$3,511	$3,670	$3,764	$3,774
Add: EIP billings	657	810	967	1,162	1,292
Total billings for branded postpaid customers	$4,104	$4,321	$4,637	$4,926	$5,066
Divided by: Average number of branded postpaid accounts (in thousands) and number of months in period	10,543	10,928	11,141	11,421	11,645
Branded postpaid ABPA	$129.74	$131.81	$138.73	$143.79	$145.03

Average Revenue Per Account (ARPA) - Average monthly branded postpaid service revenue earned per account. Branded postpaid service revenues for the specified period divided by the average number of branded postpaid accounts during the period, further divided by the number of months in the period. T-Mobile considers branded postpaid ARPA to be indicative of its revenue growth potential given the increase in the average number of branded postpaid phone customers per account and increased penetration of mobile broadband devices.

Average Billings Per Account (ABPA) - Average monthly branded postpaid service revenue earned from customers plus equipment installment plan (EIP) billings divided by the average number of branded postpaid accounts during the period, further divided by the number of months in the period. T-Mobile believes average branded postpaid customer billings per account is indicative of estimated cash collections, including equipment installments, from T-Mobile's customers each month on a per account basis.

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

T-Mobile US, Inc.
Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures (continued)
(Unaudited)

The following tables illustrate the calculation of ARPU and ABPU and reconcile these measures to the related service revenues, which we consider to be the most directly comparable GAAP financial measure to ARPU and ABPU:

(in millions, except average number of customers, ARPU and ABPU)	Q1 2014	Q2 2014	Q3 2014	Q4 2014	Q1 2015
Calculation of Branded Postpaid Phone ARPU
Branded postpaid service revenues	$3,447	$3,511	$3,670	$3,764	$3,774
Less: Branded postpaid mobile broadband revenues	(47)	(54)	(68)	(92)	(109)
Branded postpaid phone service revenues	$3,400	$3,457	$3,602	$3,672	$3,665
Divided by: Average number of branded postpaid phone customers (in thousands) and number of months in period	22,447	23,368	24,091	25,359	26,313
Branded postpaid phone ARPU	$50.48	$49.32	$49.84	$48.26	$46.43

Calculation of Branded Postpaid ABPU
Branded postpaid service revenues	$3,447	$3,511	$3,670	$3,764	$3,774
Add: EIP billings	657	810	967	1,162	1,292
Total billings for branded postpaid customers	$4,104	$4,321	$4,637	$4,926	$5,066
Divided by: Average number of branded postpaid customers (in thousands) and number of months in period	22,975	24,092	25,095	26,572	27,717
Branded postpaid ABPU	$59.54	$59.79	$61.59	$61.80	$60.94

Calculation of Branded Prepaid ARPU
Branded Prepaid Service Revenues	$1,648	$1,736	$1,790	$1,812	$1,842
Divided by: Average number of branded prepaid customers (in thousands) and number of months in period	15,221	15,569	15,875	16,097	16,238
Branded prepaid ARPU	$36.09	$37.16	$37.59	$37.51	$37.81

Average Revenue Per User (ARPU) - Average monthly service revenue earned from customers. Service revenues for the specified period divided by the average customers during the period, further divided by the number of months in the period.

Branded postpaid phone ARPU excludes mobile broadband customers and related revenues.

Branded Postpaid Average Billings per User (ABPU) - Average monthly branded postpaid service revenue earned from customers plus EIP billings divided by the average branded postpaid customers during the period, further divided by the number of months in the period. T-Mobile believes branded postpaid ABPU is indicative of estimated cash collections, including equipment installments, from T-Mobile's customers each month.

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

T-Mobile US, Inc.
Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures (continued)
(Unaudited)

Net debt (excluding Tower Obligations) to last twelve months adjusted EBITDA ratio is calculated as follows:

	Three Months Ended
(in millions, except net debt ratio)	Mar 31, 2014	Jun 30, 2014	Sep 30, 2014	Dec 31, 2014	Mar 31, 2015
Net Debt (excluding Tower Obligations) to Last Twelve Months Adjusted EBITDA Ratio
Short-term debt	$151	$272	$1,168	$87	$467
Long-term debt to affiliates	5,600	5,600	5,600	5,600	5,600
Long-term debt	14,331	14,369	16,284	16,273	16,261
Less: Cash and cash equivalents	(5,471)	(3,080)	(5,787)	(5,315)	(3,032)
Net Debt (excluding Tower Obligations)	$14,611	$17,161	$17,265	$16,645	$19,296
Last twelve months Adjusted EBITDA (1)	4,936	5,122	5,124	5,636	5,936
Net Debt (excluding Tower Obligations) to Last Twelve Months Adjusted EBITDA Ratio	3.0	3.4	3.4	3.0	3.3

(1) March 31, 2014 Adjusted EBITDA for the last twelve months includes Pro Forma combined results from Q2 2013 to reflect the results of MetroPCS prior to the business combination.

Net debt - Short-term debt, long-term debt to affiliates, and long-term debt (excluding tower obligations), less cash and cash equivalents.

Simple free cash flow is calculated as follows:

(in millions)	Q1 2014	Q2 2014	Q3 2014	Q4 2014	Q1 2015
Simple Free Cash Flow
Adjusted EBITDA	$1,088	$1,451	$1,346	$1,751	$1,388
Total Cash Capex - Property & Equipment	947	940	1,131	1,299	982
Simple Free Cash Flow	$141	$511	$215	$452	$406

Simple Free Cash Flow - Adjusted EBITDA less cash capital expenditures. Simple Free Cash Flow is utilized by management as a measure of liquidity and an indicator of how much cash is generated from the ordinary course of business operations. Simple free cash flow should not be construed as an alternative to cash flows from operating activities as determined in accordance with GAAP.

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com